sundance
strategies

October 11, 2013

Matt Pearson

Dear Matt:

I am pleased to offer you a position with **Sundance Strategies, Inc** (the "Company", "Sundance"), as its Chief Operating Officer. If you decide to join us, you will receive a monthly salary of $12,500 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 400,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. 10% of the shares subject to the option shall vest 6 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least one months notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation

and/or reference check, if any.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be a to be agreed upon date after Sundance closes its current fundraising. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed

sundance
strategies

by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by TBD.

We look forward to your favorable reply and to working with you at **Sundance**.

Sincerely,

Randall F Pearson
President

Agreed to and accepted:

Signature: ______________________

Printed Name: MATTHEW G. PEARSON

Date: 10.21.13

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

sundance strategies

Employee Invention and Confidentiality Agreement

-(includes Non-Competition Clause)

This Employee Invention and Confidentiality Agreement (the "Agreement") is by and between:

Employee: MATTHEW PEARSON
Address: PO BOX 680518
PARK CITY, UT 84068

SUNDANCE: Sundance Strategies, Inc.
a Nevada corporation
4626 north 300 west
Provo, UT 84604 USA

Employee agrees to and accepts all of the following terms, conditions and provisions as a reduction to writing of the original terms, conditions and provisions of employment with SUNDANCE. All past, present and future employment of Employee with SUNDANCE will be governed hereby. Employee is employed by SUNDANCE on an "at will" basis and nothing in this Agreement will be deemed to change such "at will" employment status.

Section 1 - Definitions

1.1 ***Invention.*** "Invention" means any invention, discovery, idea, technology, product, composition of matter, device, equipment, process, methodology, test, specifications, research, development, computer program, database, data, design, content, improvement, work of authorship, and/or information.

1.2 ***Employment Invention.*** "Employment Invention" means any Invention or part thereof conceived, invented, developed, authored, written, reduced to practice, compiled, or created by Employee, alone or jointly with others, that is:

(a) conceived, invented, developed, authored, written, reduced to practice, compiled, or created:

(i) within the scope of Employee's employment with SUNDANCE; or

(ii) on SUNDANCE's time; or

(iii) with the aid, assistance, or use of any of SUNDANCE's property, equipment, facilities, supplies, resources, or Intellectual Property; or

(b) the result of any work, services, or duties performed by Employee for SUNDANCE or in the course of an engagement for a customer or client of SUNDANCE, or relevant to any employment responsibilities of Employee for SUNDANCE; or

(c) competitive with any software, database, content, methodology, product or service of SUNDANCE; or

(d) in any of the following areas: Life Insurance, Life Settlements.

To the extent that Employee can demonstrate that an Invention was entirely conceived and created after termination of Employee's employment with SUNDANCE, then subparagraphs 1.2(c) and (d) above shall not apply to such Invention. If any Invention of Employee meets the criteria of subparagraph 1.2(c) or (d) above, but was entirely conceived and created before Employee's employment with SUNDANCE, then all of such prior Inventions are described in Exhibit A under the "Prior Inventions" heading. If and to the extent an Invention is described in Exhibit A as a Prior Invention, then such Invention will not be an Employment Invention. Furthermore, this definition of Employment Invention will not include anything in violation of Utah's Employment Inventions Act.

1.3 ***Intellectual Property.*** "Intellectual Property" means any and all patents, patent applications, patent rights, trade secrets, know-how, copyrights, copyright applications, copyright registrations, trademarks, trademark applications, trademark registrations, MPIC contracts, Financing contracts, and other intellectual property, industrial property, and proprietary rights, and any and all rights relating to any of the foregoing. Any reference in this Agreement to trademarks will also be construed as a reference to service marks, trade names, brands and goodwill.

1.4 ***Confidential Information.*** "Confidential Information" means any and all Inventions, customer names, plans, forecasts, business opportunities, technical information, financial information, financing structure, MPIC structure, business information and other information of SUNDANCE and any and all Inventions, customer names, plans, forecasts, business opportunities, technical information, financial information, business information and other information of another person, business or entity who discloses the same to SUNDANCE; provided, however, "Confidential Information" shall not include anything that is publicly known or any nonproprietary generic knowledge of Employee that Employee would have gained in the course employment with other employers in the same industry or business generally. If any item of Confidential Information subsequently becomes publicly known, then such item shall at that time cease to be Confidential Information.

Section 2 - Assignment of Inventions

2.1 ***Assignment.*** Employee is employed and compensated by SUNDANCE for the purpose of creating Inventions and Intellectual Property for the benefit and ownership of SUNDANCE. Employee agrees to assign, and hereby assigns, to SUNDANCE any and all Employment Inventions conceived, invented, developed, authored, written, reduced to practice, compiled, or otherwise created, in whole or in part, previously or hereafter, alone or jointly with others, by Employee together with any and all copyrights, patent rights, trade secrets and other Intellectual Property in and to such Employment Inventions. This assignment does not apply to the copyrights of "works made for hire" under applicable copyright law with respect to which SUNDANCE is the author and copyright owner.

2.2 ***Disclosure and Assistance.*** Employee shall fully and promptly disclose to SUNDANCE any and all Employment Inventions and Intellectual Property that are subject to assignment under Paragraph 2.1 or that are works made for hire created or written by Employee within the scope of employment with SUNDANCE. Where there is uncertainty or question about whether or not an Invention or Intellectual Property is subject to this requirement to disclose, Employee will discuss this with the management of SUNDANCE. By policy or procedure SUNDANCE may specify a process for disclosure and questions. Employee shall render all reasonable assistance and cooperation requested by SUNDANCE, at SUNDANCE's expense, to secure, evidence, protect, defend and enforce rights in Employment Inventions and Intellectual Property that are subject to the assignment of Paragraph 2.1 or that are "works made for hire" created or written by Employee within the scope of employment with SUNDANCE. Such assistance shall include, without limitation, the execution of any assignment, application, oath, affidavit, declaration, petition or other instrument reasonably requested by SUNDANCE. Should SUNDANCE be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, enforce or defend any of such Employment Inventions or Intellectual Property or works made for hire, whether due to Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints SUNDANCE and its duly authorized officers and agents, as Employee's agents and attorneys-in-fact to act for and in Employee's behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

2.3 ***Exceptions and Clarifications.*** If there are any exceptions or clarifications for any Inventions of Employee, then such Inventions and the corresponding exceptions and clarifications are described in Exhibit A, attached hereto, under the Exceptions and Clarifications heading. If no such exhibit is attached to this Agreement, then there are no exceptions or clarifications. Exceptions or clarifications must be agreed to by both Parties to be effective. If an exception or clarification is agreed to after this Agreement is signed, then an amended or new Exhibit A must be added to this Agreement to describe the exception or clarification. If Employee desires to have any Employment Invention made an exception to this Agreement, Employee may request SUNDANCE for an exception. SUNDANCE has no obligation to consider or grant an exception. If an exception is granted for an Employment Invention, then at a minimum SUNDANCE retains for itself and its

affiliates a non-exclusive, irrevocable license and right to such Employment Invention (and the Intellectual Property in and to such Employment Invention) with the right to grant sublicenses. By policy or procedure SUNDANCE may specify a process for requesting exceptions or clarifications.

Section 3 - Protection of SUNDANCE

3.1 ***Consideration.*** Employee's compensation is, in part, consideration for this Agreement. As separate and independently adequate consideration, Employee has been granted additional stock options. Employee acknowledges the receipt of good and adequate consideration to support this Agreement and its enforceability.

3.2 ***Restrictions.*** Except as necessary in the performance of Employee's work, duties and responsibilities for and to SUNDANCE or as specifically authorized in writing by the management of SUNDANCE, Employee shall not directly or indirectly: (a) disclose or transfer any Confidential Information to any other person, business or entity; (b) aid, encourage or allow any other person, business or entity to gain possession of or access to any Confidential Information; or (c) use, sell or exploit any Confidential Information or aid, encourage or allow any other person, business or entity to use, sell or exploit any Confidential Information. In addition, Employee agrees not to undertake any employment, engagement, work, service or responsibility with or for a third party that would inherently or necessarily use or benefit from Employee's knowledge of Confidential Information.

3.3 ***Confidential Information of Third Parties.*** Employee understands that, from time to time, Confidential Information may be submitted to SUNDANCE by other persons, businesses or entities and that said Confidential Information is protected under Paragraph 3.2. Employee further understands that as a condition for receiving said Confidential Information, SUNDANCE may enter into agreements with said other persons, businesses or entities restricting or prohibiting use, transfer or disclosure of said Confidential Information. Employee agrees to respect any such agreements and to avoid any action or inaction which is inconsistent with the obligations lawfully imposed on SUNDANCE thereunder. Employee further agrees to treat said Confidential Information with the same (or greater) degree of care that is afforded to Confidential Information proprietary to SUNDANCE.

3.4 ***Ownership of Documents, Etc.*** Employee agrees that SUNDANCE owns any and all documents, notebooks, drawings, papers, computer storage media, slides, presentations, and other media and items in or on which any of SUNDANCE's Inventions or Intellectual Property or any Confidential Information is described, written, recorded, stored or embedded. Employee will deliver to SUNDANCE any and all of the foregoing in the possession or control of Employee upon termination of employment and at any other time upon SUNDANCE's request. If any such Invention, Intellectual Property, or Confidential Information is recorded or stored on an electronic medium (e.g., a hard drive or memory stick) owned by Employee, Employee may permanently and completely erase the Invention, Intellectual Property and Confidential Information from the medium rather

than deliver such medium to SUNDANCE- provided that before erasing any such Invention, Intellectual Property or Confidential Information from such medium, Employee must deliver to SUNDANCE a complete, accurate, readable and reproducible copy of the Invention, Intellectual Property and Confidential Information to be erased.

3.5 ***Rights of Other Persons.*** Employee shall not disclose to SUNDANCE or use in the performance of any work, duties or responsibilities for SUNDANCE any Invention, Intellectual Property or information which is proprietary to a former employer or to any other person, business or entity, unless SUNDANCE has received authorization from the former employer or other person, business or entity and Employee is instructed by SUNDANCE to do so. It is SUNDANCE's policy to respect the intellectual property and rights of other persons, businesses and entities, and Employee must not infringe or violate the intellectual property or rights of other persons, businesses and entities.

3.6 ***No Hire.*** Employee shall not during employment with SUNDANCE and for a period of two years thereafter, solicit, assist or facilitate the hiring away of any other SUNDANCE employee from SUNDANCE to Employee or to another person, company, business or organization, unless written permission is received from SUNDANCE.

3.7 ***Customer and Supplier Information.*** Employee agrees that information compiled or acquired by SUNDANCE or Employee about customers, clients and suppliers of SUNDANCE will not be used or disclosed by Employee at any time except in the course of duties and responsibilities for SUNDANCE.

3.8 ***Best Interests and No Disparagement.*** While an employee of SUNDANCE, Employee will act in the best interests of SUNDANCE and will comply with the policies and procedures of SUNDANCE. Employee shall not at any time disparage or misrepresent SUNDANCE or any of its customers, clients, software, content, databases, methodologies, services, products, personnel, managers, officers or directors to any third party.

3.9 ***Publications.*** Employee will not publish, or disclose for publication, any Confidential Information or Intellectual Property of SUNDANCE without SUNDANCE's prior written authorization or consent in each case. Employee must follow SUNDANCE's then-current procedures for review and approval of publications. For example, a publication disclosing a patentable invention may need to be delayed in order to allow for the filing of a patent application prior to publication.

3.10 ***Noncompetition.*** This Paragraph 3.12 shall apply only to the extent not prohibited by then-current applicable law. Employee shall not during employment with SUNDANCE and for a period of one year thereafter, engage in, support or facilitate any business in the area life insurance and or life settlements, including but not limited to the development, creation, marketing, sales, promotion, distribution, licensing or commercialization of any life insurance and or life settlement policies, content, methodology, database or other product or service which competes with any, content, methodology, database or other product or service of SUNDANCE involving life insurance

and or life settlements. Said one year period shall be extended by any period of time during which Employee is not in compliance with this obligation. The geographic scope of this Paragraph 3.12 shall be limited to the United States of America and the geographic markets in or to which any of the software, content, methodology, databases or other products or services of SUNDANCE are now or hereafter marketed, distributed, licensed, used, sold, commercialized or delivered. Employee acknowledges that this Paragraph 3.12 is reasonable and is necessary for the legitimate protection of SUNDANCE and its intellectual property and Confidential Information, and will not deprive Employee of a reasonable opportunity to practice Employee's profession or trade. It is also agreed that a significant portion of the compensation paid to Employee is given in reliance on Employee's promise to comply with this Paragraph 3.12.

Section 4 - Other Provisions

4.1 ***Injunctive Relief.*** Employee agrees that a breach by Employee of this Agreement will cause irreparable injury to SUNDANCE not adequately compensable in monetary damages alone or through other legal remedies. Therefore, in the event of a breach, SUNDANCE shall be entitled to preliminary and permanent injunctive relief, specific performance and other equitable relief in addition to damages and all other available remedies.

4.2 ***Severability.*** In case any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalid, illegal or unenforceable provision(s) will be curtailed, limited, and construed to the extent necessary (and only to such extent) to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied. If it is not possible to curtail, limit and/or construe such provisions to make them valid, legal and enforceable, then such provisions shall be severed from this Agreement, and the other provisions of this Agreement shall not be affected thereby.

4.3 ***Survival.*** This Agreement shall not terminate upon termination of Employee's employment with SUNDANCE.

4.4 ***Final Agreement.*** This Agreement constitutes the final, complete and exclusive agreement between SUNDANCE and Employee concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, written or oral, between SUNDANCE and Employee with respect to such subject matter.

4.5 ***Modification.*** Any modification, rescission or amendment of this Agreement shall not be effective unless made in a writing executed by both Parties.

4.6 ***Construction.*** The wording of this Agreement is the wording selected by the Parties to define their mutual agreement, and this Agreement shall not be construed or interpreted in any manner that favors any Party over the other Party, i.e., no rule of strict

construction shall apply against or in favor of either Party.

4.7 ***Attorneys' Fees.*** In the event of any litigation between the Parties relating to this Agreement or its subject matter, the prevailing Party shall be entitled to receive from the nonprevailing Party any and all reasonable costs (including attorneys' fees) incurred by the prevailing Party in connection with such litigation. The collection of such costs shall be in addition to any other damages, remedies and relief to which the prevailing Party may be entitled.

4.8 ***Governing Law and Forum.*** This Agreement is made in the state of Utah and shall be governed by the laws of the State of Utah, without regard to conflict of law principles. Any litigation between the Parties concerning this Agreement or its subject matter shall be conducted exclusively in federal or state court in the state of Utah, and the Parties consent to such jurisdiction and venue.

READ, UNDERSTOOD AND FREELY ACCEPTED BY:

EMPLOYEE (Print Name) MATTHEW G. PEARSON

Employee's Signature: [signature]

Sundance Strategies, Inc.

Authorized Signature: [signature]

Name (print): Randall F Pearson

Title: President

Exhibit A

Prior Inventions and Exceptions and Clarifications

1. Prior Inventions (see Paragraph 1.2):

    [Describe Prior Inventions, if any]

2. Exceptions and Clarifications (see Paragraph 2.3):

    [Describe Exceptions or Clarifications, if any]

Signature of Employee

Authorized Signature of Sundance Strategies